Exhibit 7

LOCK-UP AGREEMENT

June 15, 2009

FBR CAPITAL MARKETS & CO.
1001 19th Street North
Arlington, Virginia  22209
as Representative of the several underwriters

Ladies and Gentlemen:

The undersigned understands and agrees as follows:

1.           FBR Capital Markets & Co. (the “Representative”), as representative of the several underwriters, proposes to enter into an Underwriting Agreement (the “Agreement”) with FBR Capital Markets Corporation, a Virginia corporation (the “Company”), and FBR Securities Investment HY, LLC, a Virginia limited liability company (the “Selling Stockholder”), providing for the initial purchase by the underwriters of shares of the common stock, $0.001 par value per share, of the Company that the underwriters propose to reoffer to the public (all of such shares of the Company’s common stock are collectively referred to as the “Shares” and the transactions referred to in this paragraph 1 are referred to as the “Offering”).

2.           In recognition of the benefit that the Offering will confer upon the undersigned and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the undersigned, the undersigned hereby agrees that, without the prior written consent of the Representative (which consent may be withheld or delayed in the Representative’s sole discretion), the undersigned will refrain during the period commencing on the date of the Agreement and ending on the date that is 45 days after the date of the Prospectus (as defined in the Agreement), from (i) offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant for the sale of, lending or otherwise disposing of or transferring, directly or indirectly, any equity securities of the Company, or any securities convertible into or exercisable or exchangeable for equity securities of the Company, or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of equity securities of the Company, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock of the Company or such other securities, in cash or otherwise.  If (A) during the last 17 days of the 45-day period, the Company issues an earnings release or material news or a material event relating to the Company occurs or (B) prior to the expiration of the 45-day period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 45-day period, then the restrictions imposed by this Lock-Up Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event, unless such extension is waived in writing, provided, however, that the restrictions described above shall not apply if the safe harbor provided by Rule 139 under the Securities Act of 1933, as amended, is available in the manner contemplated by Rule 2711(f)(4) of the Financial Industry Regulatory Authority, Inc.

Notwithstanding the foregoing, subject to applicable securities laws, the undersigned may transfer any securities of the Company (including, without limitation, common stock) as follows:  (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) as a distribution to equity holders of the undersigned, if applicable, provided that such equity holders agree to be bound in writing by the restrictions set forth herein; (iii) as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth herein; or (iv) with respect to sales of securities acquired after the Closing Time (as defined in the Agreement) in the open market.

For the avoidance of doubt, nothing shall prevent the undersigned from, or restrict the ability of the undersigned to, (i) purchase common stock on the open market or (ii) exercise any options or other convertible securities granted by the Company to the undersigned or any of its affiliates.

3.           The undersigned acknowledges that the Representative is relying on the agreements of the undersigned set forth herein in making its decision to enter into the Agreement and to continue its efforts in connection with the Offering.

4.           This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

5.           This Lock-Up Agreement shall automatically expire and be of no further force and effect if the Agreement is not entered into on or prior to June 30, 2009 or if the closing thereunder is not consummated on or prior to July 10, 2009.

6.           This Lock-Up Agreement may be executed in one or more counterparts and delivered by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned has executed this Lock-Up Agreement, or caused this Lock-Up Agreement to be executed, as of the date first written above.

Very truly yours,

[Name]

Name:
Title: